Exhibit 27. (c)(1)

PACIFIC LIFE INSURANCE COMPANY AND PACIFIC LIFE & ANNUITY COMPANY
INSURANCE PRODUCTS SELLING AND SERVICING AGREEMENT

This Agreement (“Agreement”) is made by and among:

PACIFIC SELECT DISTRIBUTORS, LLC. (“Distributor”), a Delaware limited liability company and a broker/dealer registered with the SEC pursuant to the 1934 Act, a member of FINRA, and is a party to this Agreement only in connection with the sale of variable products, where distribution of such products is required by law; and

Identify each party to this Agreement by checking the applicable box(es), below:

☐	PACIFIC LIFE INSURANCE COMPANY (“PLIC”), an insurance company organized and existing under the laws of the State of Nebraska.

☐	PACIFIC LIFE & ANNUITY COMPANY (“PL&A”), an insurance company organized and existing under the laws of the State of Arizona.

(PLIC and PL&A are individually referred to as a “Pacific Life Insurer” and collectively as the “Pacific Life Insurers” or “Pacific Life”); and

                                    (“Broker/Dealer”), and each undersigned agency (jointly and severally referred to herein as “Agency”); Broker/Dealer and Agency jointly and severally referred to collectively as “Selling Entities.”

The Agreement shall become effective upon execution by a Pacific Life Insurer (“Agreement Effective Date”)

Variable Life and variable annuity insurance products and registered index-linked annuity products are included in this agreement. Indicate additional products to be included by checking one or more of the boxes below

☐	Non-variable life insurance contracts (fixed life products).

☐	Fixed annuity contracts.

☐	Fixed indexed annuity contracts.

RECITALS

WHEREAS, Pacific Life issues Variable Contracts, RILA Contracts, and Fixed Contracts, referred to collectively as the “Contracts”; and

WHEREAS, the Selling Entities wish to solicit and procure applications for and/or service Variable, RILA, and/or Fixed Contracts through its Representatives; and

WHEREAS, Pacific Life wishes to authorize the Selling Entities to solicit and procure applications for

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and/or service the Contracts;

NOW THEREFORE, in consideration of the promises contained herein, including the attached Exhibits and Compensation Schedule(s) as amended from time to time, the parties agree as follows:

ARTICLE I
DEFINITIONS

1933 Act – The Securities Act of 1933, as amended.

1934 Act – The Securities Exchange Act of 1934, as amended.

1940 Act – The Investment Company Act of 1940, as amended.

Advisers Act – The Investment Advisers Act of 1940, as amended.

Agency – A licensed insurance agency affiliated with Broker/Dealer. Collectively, each agency affiliated with Broker/Dealer.

Annuity Disclosure – Written disclosure provided to the purchaser of certain annuity contracts that includes information required by the state where the Contract is issued.

Broker/Dealer – A selling firm registered with the SEC and a member of FINRA, authorized by a Pacific Life Insurer to solicit sales of the Contracts through its Representatives.

Buyer’s Guide – A disclosure document mandated by the state where a Contract is issued.

Compensation Schedule – The compensation schedule for each Contract, which is attached to and made a part of the Agreement, and which may be amended from time to time by Pacific Life in its sole discretion.

Contracts – Fixed Contracts (if elected), RILA Contracts, and Variable Contracts.

Contract Owner – The Person who owns a Fixed, RILA, or Variable Contract issued by a Pacific Life Insurer.

Contract Summary – Written disclosure as required by state law describing the elements of certain annuity contracts.

Customer Identification Program (“CIP”) Rule – The final rule adopted by the Department of the Treasury and the SEC as Section 326 of the USA PATRIOT ACT, obligating broker/dealers to implement CIP’s that satisfy specified requirements, and any other related rules, regulations and orders, as may be amended from time to time.

General Solicitation – A “general solicitation or general advertising” within the meaning of Regulation D Rule 502(c) under the 1933 Act. A General Solicitation includes, but is not limited to, (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, and (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Guidelines – The guidelines made available by Pacific Life and/or Distributor, as applicable, to Selling Entities

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covering its rules, policies and procedures for the marketing, sale and servicing of Contracts. Such guidelines may be amended in the sole discretion of Pacific Life and/or Distributor from time to time.

FINRA – The Financial Industry Regulatory Authority, Inc., and its subsidiaries, if any.

Fixed Contracts – Non-variable life insurance policies, fixed indexed and fixed annuity contracts, including any riders to those policies and contracts, issued by a Pacific Life Insurer, which are not registered with the SEC, and are not distributed by Distributor.

Offering Memorandum – Principal disclosure document used in connection with a Private Placement.

Payee – Refers to either the Broker/Dealer or Agency that is the recipient of the compensation paid by Pacific Life in connection with the sale and servicing of the Contracts, in accordance with the applicable Compensation Schedule.

Person – An individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or other entity.

Premium – A purchase payment made under a Contract to purchase benefits under such Contract.

Private Placement – A Contract issued by a Pacific Life Insurer that is considered to be a security under the federal securities law but is offered and sold in a private offering. Private offerings are not registered with the SEC under the 1933 Act in reliance upon an exemption under the 1933 Act.

Private Placement Contract - A Contract issued by a Pacific Life Insurer in a Private Placement.

Product Prospectus – Principal disclosure document required in connection with the solicitation and sale of RILA Contracts and Variable Contracts. Includes the most recently filed prospectus for each RILA Contract or Variable Contract, including any summary prospectus.

Records – Records regarding the Contracts that Selling Entities are required to maintain for specific periods of time pursuant to applicable federal and state laws, regulations and FINRA or other SRO rules.

Registration Statement – With respect to each RILA Contract and Variable Contract, the most recent effective registration statement(s) filed with the SEC or the most recent effective post-effective amendment(s), including financial statements and all related exhibits.

Representative – A representative of Selling Entities who is state insurance licensed and appointed by a Pacific Life Insurer for the purpose of soliciting applications for Contracts, and in connection with the solicitation, sale, exchange or replacement of Variable Contracts, and RILA Contracts (as applicable) appropriately registered with FINRA and securities licensed in the relevant states in accordance with applicable law.

RILA Contracts – Registered index-linked annuity contracts, including any riders issued with those contracts, which are registered with the SEC as securities under the 1933 Act, and the related separate accounts which may or may not be registered under the 1940 Act.

Sales Material – Any written or pre-printed material used in the promotion or sale of the Contracts, including, but not limited to, brochures, literature, printed and published material, electronic communication, audio-visual material, internet, websites or standard letters.

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SEC – The U.S. Securities and Exchange Commission.

Selling Entities – Collectively, Broker/Dealer and Agency.

SRO - Self-Regulatory Organization as defined in the 1934 Act.

Transaction – Any transaction, whether recommended or not, by a Representative for a Person, including, but not limited to, the purchase of a Contract, allocation of premium or selection of an asset allocation model for a Variable Contract, any changes to a Contract, e.g., a face amount increase, assignment, addition or deletion of a rider, etc.

Underlying Fund Prospectus – Principal disclosure document for the underlying funds selected for premium allocation through the Variable Contracts, and, as applicable, any RILA Contracts, and required in connection with the solicitation and sale of Variable Contracts and applicable RILA Contracts, including any summary prospectus.

USA PATRIOT Act – Collectively, the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318(h), and the regulations adopted with respect thereto, as amended.

Variable Contracts –Variable life insurance policies and variable annuity contracts, including any riders issued with those policies and contracts, which are registered with the SEC, issued by a Pacific Life Insurer and distributed by Distributor.

ARTICLE II

AUTHORIZATION AND APPOINTMENT

2.1.   Authorization. Pacific Life and Distributor hereby authorize the Selling Entities, through Selling Entities’ Representatives, to solicit and procure applications for and/or service those Contracts offered by Pacific Life from time to time. Pacific Life will provide Selling Entities with information regarding the jurisdictions in which Pacific Life is authorized to solicit applications for the Contracts and any limitations on the availability of such Contracts in any jurisdiction.

2.2.   Appointment. Agency is authorized to recommend the appointment of Representatives by Pacific Life to solicit sales of the Contracts, but only those Representatives: (a) for whom Agency has confirmed their qualifications to sell the Contracts after conducting a thorough background investigation; (b) who are appropriately licensed and registered with FINRA, when applicable; (c) who have fulfilled all requisite training requirements for the Contracts for which they will solicit sales; and (d) who have fulfilled all requirements set forth in the form of a general letter of recommendation from Agency to Pacific Life set forth in Exhibit A hereto. Selling Entities shall notify Pacific Life immediately if they have knowledge that any appointed Representative no longer meets the qualification requirements of applicable federal or state securities law, state insurance law or FINRA rules, or if the Representative’s affiliation with the Selling Entities is terminated for any reason.

Pacific Life shall have the right in its sole discretion to refuse to appoint any proposed Representative or, once appointed, to terminate or refuse to renew the appointment of any Representative at any time with or without cause upon notice from Pacific Life to Selling Entities. Upon Pacific Life giving written notice to Agency of its withdrawal of authority of a Representative to solicit applications, Selling Entities will immediately take reasonable steps to prevent any such Representative from continuing any such activities.

2.3.   Non-Exclusivity. An appointment is not deemed to be exclusive in any manner and extends only to those jurisdictions where the Contracts have been approved for sale.

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2.4.   Independent Contractor . Selling Entities are each an independent contractor and not an employee or subsidiary of Pacific Life or Distributor. Nothing contained in this Agreement or otherwise shall be deemed to make any Representative of Selling Entities an employee or agent of Pacific Life or Distributor for tax or any other purposes. Neither Pacific Life nor Distributor shall have any responsibility for training or supervision of any such Representative or of any other employee or affiliate of any Selling Entities.

2.5.   Limitations of Authority. Selling Entities acknowledge the Contract forms are the sole property of Pacific Life and that only Pacific Life has the right or authority to: (a) make, alter, modify or discharge any Contract, certificate, supplemental contract or form issued by Pacific Life; (b) make, alter, modify or discharge any Contract; (c) waive or modify any provision with respect to any Contract; (d) incur indebtedness or liability, or expend or contract for expenditure of any funds on behalf of Pacific Life, the Contracts or Distributor; (e) extend the time for payment of any premiums, bind Pacific Life to reinstate any terminated Contracts, or accept notes for payment of premiums; (f) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of Pacific Life or Distributor; or (g) institute or file any response to any legal proceeding in connection with any matter pertaining to the Contracts on behalf of Pacific Life or Distributor without the prior written consent of Pacific Life or Distributor (except if Selling Entities themselves are named as a party or parties in such proceedings, then each named party may enter into legal proceedings on its own behalf without the written consent of Pacific Life or Distributor).

ARTICLE III

OBLIGATIONS OF SELLING ENTITIES

3.1   Marketing, Sale and Servicing of Contracts. Selling Entities agree to use best efforts in marketing, selling and servicing the Contracts in accordance with the terms of this Agreement. Selling Entities further agree to comply with, and to cause the Representatives to comply with, Pacific Life’s Guidelines relating to the marketing, sale and servicing of the Contracts.

3.1.1.   Sales Materials. In their marketing efforts for the Contracts, Selling Entities and their Representatives shall use only those Sales Materials provided by Pacific Life or Distributor or Sales Materials approved by Pacific Life, in writing, prior to such use. In connection with Variable Contracts or RILA Contracts, Broker/Dealer agrees to provide Pacific Life with evidence that any Sales Material to be approved by Pacific Life was filed with FINRA in accordance with applicable rules and provide copies of correspondence with FINRA relating to the proposed material.

3.1.2.   Point of Sale Disclosures. To the extent required by applicable law, rules or regulations, Selling Entities and their Representatives will provide written disclosure to applicants about their relationship with Pacific Life and the compensation received for services performed under this Agreement.

a.	Annuity Contracts. In the solicitation of any annuity contract, Selling Entities will provide on behalf of Pacific Life, the disclosures required by applicable law, rules, regulations, or pursuant to Pacific Life’s Guidelines. Such disclosures include, but are not limited to, Buyer’s Guides, Contract Summaries, Annuity Disclosures, single premium deferred annuity and/or other miscellaneous notices. Pacific Life shall furnish Selling Entities, at no cost, reasonable quantities of such disclosures, notices and material, as Pacific Life deems necessary to aid in the solicitation of the Contracts.

b.	Life Insurance Policies. In the solicitation of any life insurance policy, Selling Entities will provide on behalf of Pacific Life, the disclosures required by law, rules, regulations, or pursuant to Pacific Life’s Guidelines. Such disclosures include, but are not limited to, policy

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illustrations and other miscellaneous notices. Pacific Life shall furnish Selling Entities, at no cost, reasonable quantities of such disclosures, notices and material, as Pacific Life deems necessary to aid in the solicitation of the Contracts.

c.	Variable and RILA Contracts. In the solicitation of any Variable or RILA Contract, Selling Entities will use only a currently effective Product Prospectus and Underlying Fund Prospectus(es) for Variable Contracts and applicable RILA Contracts which will be delivered as required by applicable law, rules or regulations, along with any other materials required by applicable law, rules or regulations.

d.	Private Placements. Selling Entities will use the appropriate Offering Memorandum in the solicitation of any Private Placement Contracts.

3.1.3.   New Products. Pacific Life may issue additional or successor Contracts available as of the date this Agreement is made, including adding or removing riders thereto, in which event Broker/Dealer will be informed of the new product and/or rider, as applicable, through dissemination of its related Compensation Schedule and/or other communications about where the offer and sale of such products and/or such riders, as applicable, has been approved. If Broker/Dealer submits an application for a new product and/or rider, as applicable, it will be deemed to have agreed to distribute such new product and/or rider, and agreed to its related Compensation Schedule, which shall be attached to and made a part of this Agreement as an amendment or addendum to the Compensation Schedule or as a new Compensation Schedule.

3.1.4.   Applications. Selling Entities may submit contract applications electronically with Pacific Life’s prior consent and in accordance with the Guidelines. Otherwise, contract applications shall be taken only on preprinted, state-appropriate application forms supplied by Pacific Life. All completed applications, supporting documents and payments are the sole property of Pacific Life and must be promptly delivered to Pacific Life. All applications are subject to acceptance by Pacific Life and Selling Entities acknowledge that Pacific Life has the right in its sole discretion to reject any applications or premiums it receives and to return or refund premiums to an applicant.

3.1.5.   Initial Premium. Selling Entities are authorized to collect the initial Premium on the Contracts and shall promptly remit Premiums in full along with the application and any other required documentation to Pacific Life in accordance with applicable laws and the prospectus, if applicable. Subsequent premiums are to be remitted directly to Pacific Life.

3.1.6.   Contract Delivery. Unless otherwise noted under Exhibit B, Pacific Life will mail all Contracts to the Representative’s business address. Selling Entities will ensure that Representatives promptly deliver issued Contracts and, if applicable, promptly forward signed delivery receipts to Pacific Life.

3.1.7.   Replacement, Exchange or Surrender of Contracts. Selling Entities shall not encourage a prospective purchaser to replace, exchange or surrender an insurance policy or annuity contract in order to purchase a Contract, or conversely, to surrender or exchange a Contract in order to purchase another insurance policy or annuity contract except in accordance with applicable federal and state securities laws, FINRA rules, applicable state replacement law, and Guidelines.

3.1.8.   Servicing Contracts. Selling Entities will provide on-going services for the Contracts, including facilitating administration and Transactions for clients. With regard to RILA Contracts and Variable Contracts, in the event a Representative terminates his or her affiliation with Broker/Dealer and his or her clients do not transfer to another broker/dealer, Broker/Dealer agrees to continue to service such clients unless or until servicing is transferred to a new Broker/Dealer. Broker/Dealer acknowledges that

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Distributor does not operate as a retail broker/dealer in connection with RILA Contracts or Variable Contracts sold or serviced by Broker/Dealer.

3.1.9.   Standard of Care Requirements. Selling Entities will ensure that each Transaction regarding a Contract covered by this Agreement that is recommended by a Representative is appropriate for the Person for whom the Transaction is recommended, at the time the recommendation is made and is suitable in accordance with applicable law, rules and regulations governing suitability.

3.1.10. Market Timing and Late Trading. Broker/Dealer shall not engage in, authorize or facilitate market timing or late trading in the Variable Contracts and applicable RILA Contracts (for its own account or for the accounts of its customers), and shall assist Pacific Life and Distributor in identifying and preventing market timing and late trading, in accordance with the terms of the respective Product Prospectus, Underlying Fund Prospectus, or Offering Memorandum. Broker/Dealer shall provide to Pacific Life their market-timing and late-trading policies upon request. Broker/Dealer will ensure that its internal controls and procedures are reasonably designed to (a) prevent the submission of any purchase or transfer order received after that day’s deadline for submission of the order based upon that day’s unit value; and (b) prevent the purchase of applicable Contracts and transfer among investment options by a Person whose stated objective is not consistent with the policies summarized in the applicable Product Prospectus, Underlying Fund Prospectus, or Offering Memorandum designed to protect the best interests of long-term investors, particularly where the Person may be seeking market timing or arbitrage opportunities through such purchase.

3.1.11.   Unauthorized Representations. Broker/Dealer shall not make, and shall not permit a Representative to make, any statement to a purchaser or prospective purchaser of a Contract superseding or controverting or otherwise inconsistent with any statement made in any Product Prospectus, Underlying Fund Prospectus, Buyer’s Guide or other disclosure document for a Contract or underlying investment options.

3.1.12.	Private Placements.

a.	No General Solicitation. The Selling Entities shall not solicit applications for Private Placement Contracts in any manner that constitutes a public offering or involves any form of General Solicitation. The Selling Entities shall adopt and implement policies and procedures reasonably designed to ensure no Private Placement Contracts are solicited by Selling Entities or their Representatives in any manner that constitutes a public offering or involves any form of General Solicitation and to ensure compliance with Pacific Life’s Guidelines relating to Private Placements.

b.	No “Bad Actors.” The Selling Entities shall adopt and implement policies and procedures that, with respect to the “bad actor” disqualification provisions of Rule 506(d) of Regulation D under the 1933, are reasonably designed to ensure that the participation of the Selling Entities in a Private Placement will not cause, directly or indirectly, the disqualification of the Private Placement from reliance on Rule 506. The Selling Entities shall promptly notify Pacific Life of the relevant circumstances or events after becoming aware of any circumstances or events involving a pending judicial, administrative, or self-regulatory proceeding which could result in a conviction, order, or sanction that, with respect to such “bad actor” disqualification provisions, would cause, directly or indirectly, the disqualification of the Private Placement from reliance on Rule 506 due to the participation of the Selling Entities in a Private Placement. The Selling Entities shall no less frequently than annually, and at such other times as Pacific Life may reasonably request, certify to Pacific Life on a form provided by Pacific Life or otherwise to Pacific Life’s satisfaction that the participation of the Selling Entities in a Private

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Placement will not cause, directly or indirectly, the disqualification of the Private Placement from reliance on 506 pursuant to the “bad actor” disqualification provisions of Rule 506(d).

3.2.   Supervision. Selling Entities are responsible for the supervision of the activities of their Representatives. Selling Entities shall ensure that all Representatives act with the requisite standard of care in their dealings with clients. Selling Entities will provide Pacific Life with an annual certification acceptable to Pacific Life that it has in place a system of supervision with respect to its Representatives to ensure compliance with applicable law, rules and regulations regarding the suitability of life insurance and annuity transactions, or other applicable standards of care.

Upon Pacific Life’s and/or Distributor’s request, Selling Entities will furnish such appropriate records as are necessary to document the training, licensing and diligent supervision and suitability determinations or standard of care determinations as required by this Agreement and Pacific Life’s Guidelines, and agree to allow Pacific Life to conduct a reasonable review as is necessary to determine whether Selling Entities are performing such functions.

If a Representative performs any unauthorized, incorrect or incomplete Transaction(s) with respect to a Contract, Selling Entities will immediately notify Pacific Life, will bear all responsibility for any and all financial liability resulting from such conduct, and in the case of unauthorized Transactions, will act to terminate the sales and servicing activities of such Representative relating to the Contract(s).

3.3.   Records. In accordance with the requirements of federal and state law, rules and regulations of the applicable SRO, including, but not limited to, FINRA, Selling Entities will maintain complete records concerning the Contracts, including suitability or applicable standard of care determinations, information regarding the sale and/or servicing of the Contracts, including the manner and extent of distribution of any Sales Material, and shall make such records and files available to the staff of Pacific Life or Distributor at such times as Pacific Life or Distributor may reasonably request. Selling Entities shall make such material available to personnel of state insurance departments, the SEC, FINRA or other regulatory agencies which have regulatory authority over Pacific Life or Distributor. In the event Selling Entities cease doing business they will promptly notify Pacific Life and Distributor of the location and identity of the custodian of records pertaining to the Contracts.

ARTICLE IV

COMPENSATION

4.1.   Commissions. Pacific Life will remit to Payee compensation as set forth in the applicable Compensation Schedule, which payments or termination thereof shall be governed by the administrative rules established by Pacific Life in its sole discretion. For RILA Contracts and Variable Contracts, Pacific Life will remit compensation to Payee through Distributor. Payee is solely responsible for the determination of the amount and payment to its Representatives. Pacific Life reserves the right not to pay compensation on a Contract, the premium for which is paid in whole or in part by the loan or surrender value of any other Contract. In the event that a Contract for which a commission has been paid is terminated for any reason, including, but not limited to by reason of a death prior to Contract issue, the Contract being rescinded, voided, lapsed, surrendered, or exchanged, or the Contract being returned to Pacific Life as a result of a Contract Owner exercising the “free look” provision of the Contract, or a premium for which Pacific Life has been paid being refunded by Pacific Life for any reason, or Pacific Life otherwise determines that a return of commission payment is due, then Pacific Life will effect a chargeback against the Payee. For Variable Contracts, commission shall also be returned to Pacific Life (or, if not yet paid, shall be deemed unearned) if the Contract is terminated for any reason within seven business days after acceptance of the contract application by Pacific Life, in accordance with FINRA rules, or within the free look period in accordance with applicable state law.

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4.2.   Offset. Pacific Life may offset against any claim for commission and any other compensation payable to Broker/Dealer or Agency under this Agreement, any existing or future indebtedness of, respectively, Broker/Dealer or Agency, whether fixed or contingent, whether such indebtedness arises under this Agreement or otherwise. Such indebtedness shall constitute a first lien against any such compensation. Neither Broker/Dealer nor Agency may offset against any such indebtedness any compensation accruing under this Agreement.

4.3.   Purpose. The parties acknowledge and agree that compensation paid by Pacific Life pursuant to this Agreement is not intended to influence Broker/Dealer or Agency in guiding clients to particular products, whether offered by Pacific Life or others. A portion of compensation paid under this Agreement is to compensate Broker/Dealer or Agency for providing service to Contract Owners.

4.4.   Disclosure. The parties agree to disclose the amount of compensation received or to be received relative to Contracts sold under this Agreement to the extent and in the manner required by applicable law, rules or regulations.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLING ENTITIES

5.1.   Continuing Obligation. The representations, warranties and covenants of the Selling Entities set forth in this Agreement are continuous during the term of this Agreement and each of the Selling Entities agree to notify Pacific Life and Distributor immediately in writing if, at any time during the course of this Agreement, any of the representations or warranties become inaccurate or untrue or upon non-compliance with a covenant set forth herein. Selling Entities will promptly take all reasonable and feasible steps to conform to such representations, warranties or covenants as soon as practicable.

5.2.   Broker/Dealer. Broker/Dealer represents and warrants that:

5.2.1.	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power, corporate or otherwise, to carry on its business as now being conducted and to perform its obligations as contemplated by this Agreement;

5.2.2.	The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action, if applicable, and this Agreement constitutes the legal, valid and binding agreement of each party hereto, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and general principles of equity;

5.2.3.	It is registered with the SEC as a broker/dealer under the 1934 Act, a member of FINRA and will, throughout the duration of this Agreement, remain in compliance with the requirements of FINRA, the 1934 Act, and such other applicable federal or state law, including, but not limited to, law requiring that the Broker/Dealer and each of its Representatives be appropriately securities registered, insurance licensed and appointed by Pacific Life; and

5.2.4.	It is affiliated with Agency that is properly licensed under the insurance law of the jurisdiction(s) in which Broker/Dealer will act under this Agreement.

5.3.   Agency. Agency represents and warrants that it is properly licensed under the insurance law of the jurisdiction(s) in which it operates and that it will remain in compliance with the insurance law of those jurisdictions throughout the duration of this Agreement. Agency further represents and warrants that:

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5.3.1.	It is duly organized, validly existing and in good standing under the law of the jurisdiction of its formation and has all requisite power, corporate or otherwise, to carry on its business as now being conducted and to perform its obligations as contemplated by this Agreement; and

5.3.2.	The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action, if applicable, and this Agreement constitutes the legal, valid and binding agreement of each party hereto, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and general principles of equity.

5.4.   Selling Entities. Selling Entities represent and warrant that:

5.4.1.	They will, and cause each Representative to, comply fully with the requirements of applicable state and federal law, rules and regulations of applicable SROs, including, but not limited to, assuring appropriate state insurance licensing and appointment by Pacific Life;

5.4.2.	They have implemented rules, procedures and supervisory and inspection techniques necessary to train and to supervise the activities of its Representatives; and

5.4.3.	No Representative shall commence solicitation nor aid, directly or indirectly, in the solicitation of any application for any Contract unless, at the time of such solicitation or aid, such Representative is appropriately licensed and has fulfilled requisite training requirements for such product under applicable insurance law and, in connection with RILA Contracts and Variable Contracts, is registered with FINRA and the relevant states in accordance with applicable law.

5.4.4.	No Representative shall commence solicitation nor aid, directly or indirectly, in the solicitation of any application for any Contract unless, at the time of such solicitation or aid, such Contract is approved for sale in the state where such solicitation occurs.

5.4.5	With respect to the “bad actor” disqualification provisions of Rule 506(d) of Regulation D under the 1933 Act, their participation in a Private Placement will not cause, directly or indirectly, the disqualification of the Private Placement from reliance on Rule 506.

5.4.6	They are not aware of any circumstances or events involving a pending judicial, administrative, or self-regulatory proceeding which could result in a conviction, order, or sanction that, with respect to the “bad actor” disqualification provisions of Rule 506(d) of Regulation D under the 1933 Act, would cause, directly or indirectly, the disqualification of the Private Placement from reliance on Rule 506 due to their participation in a Private Placement.

5.4.7	If any of the Selling Entities (the “receiving entity”) has received a waiver from the “bad actor” disqualification provisions of Rule 506(d) of Regulation D under the 1933 Act without which the receiving entity’s participation in a Private Placement would cause, directly or indirectly, the disqualification of the Private Placement from reliance on Rule 506: (i) the waiver is in full force and effect and has not been withdrawn by the issuing authority and (ii) the receiving entity is in compliance with all applicable conditions of the waiver.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

PACIFIC LIFE AND DISTRIBUTOR

6.1.   Continuing Obligation. The representations, warranties and covenants of Pacific Life and Distributor set forth in this Agreement are continuous during the term of this Agreement. Pacific Life and/or Distributor agree to notify Selling Entities immediately in writing if, at any time during the course of this Agreement, any of the representations, warranties or covenants set forth herein become inaccurate or untrue.

6.2.   Disclosures. Pacific Life and Distributor represent that the Product Prospectus(es) and registration statement(s) relating to the RILA Contracts and Variable Contracts and Offering Memoranda relating to the Private Placement Contracts that are and shall be in effect from time to time contain no untrue statements of material fact and do not omit to state material facts, the omission of which makes any statement contained in such Product Prospectus(es), registration statement(s) and Offering Memoranda misleading. Pacific Life further represents that all disclosure documents it is required to provide in connection with the Contracts will comply with the requisite disclosure standards under applicable state law.

ARTICLE VII

ANTI-MONEY LAUNDERING, OFAC, IDENTITY THEFT & DATA PRIVACY

7.1.   USA PATRIOT Act. Broker/Dealer will comply with the provisions of Section 352 of the USA PATRIOT Act, and all applicable implementing regulations promulgated by either the Secretary of the United States Treasury or the SEC or SRO.

Broker/Dealer will cooperate and share information with Pacific Life and Distributor upon request in accordance with the provisions of the USA PATRIOT Act to enable each party to conduct enhanced due diligence monitoring of customer activity.

Pacific Life and Broker/Dealer acknowledge that each is obligated to report suspicious activity to the appropriate regulatory authorities. Broker/Dealer is generally in a better position to report its clients’ activities at the point- of-sale and acknowledges that Pacific Life may rely on it to report such activity to the extent permitted by regulation. Pacific Life is generally in a better position to monitor and report clients’ activities with regard to Covered Products (as defined below) after a Contract has been issued and acknowledges that Broker/Dealer may rely on it to report such activity to the extent permitted by regulation. Notwithstanding the foregoing, each party agrees that it is responsible for reporting suspicious activity of which it becomes aware and to share information with each other about the transaction, if appropriate.

Broker/Dealer has adopted and will continue to implement a customer identification program meeting the requirements of the USA PATRIOT Act and the CIP Rule (“Broker/Dealer CIP Program”). Broker/Dealer further agrees that Distributor may rely on the Broker/Dealer CIP Program to satisfy the requirements of the CIP Rule in connection with any Variable Contract or RILA Contract (“Covered Products”) sold by Broker/Dealer pursuant to this Agreement. Broker/Dealer further represents that it has implemented a training program for its Representatives that includes training on insurance products subject to anti-money laundering (“AML”) regulation. Such training is conducted on an on-going basis pursuant to regulatory requirements and is updated by Broker/Dealer as necessary. By submitting new business to Pacific Life, Broker/Dealer certifies its continuing compliance with these requirements.

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	11

Exhibit 27. (c)(1)

7.2.   OFAC. Selling Entities will not sell any Contract or other Pacific Life insurance product to: (a) anyone listed on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of prohibited persons, entities, and countries, and for which any Pacific Life transactions with such investor are prohibited under the various economic sanctions, law and regulations administered by OFAC; or (b) a foreign shell bank, as defined in Section 313 of the USA PATRIOT Act.

7.3.   Identity Theft. Broker/Dealer will maintain an identity theft prevention program in compliance with the provisions of the Federal Trade Commission’s Red Flags Rule, which implements obligations imposed by the Fair and Accurate Credit Transaction Act of 2003.

7.4.   Data Privacy. The parties acknowledge that as a result of this Agreement, each party may have access to and receive from the other party non-public personally identifiable financial and/or health information (“NPI”), as defined in federal and state law, regarding consumers, customers, former customers and/or their beneficiaries. The parties agree to maintain the confidentiality of such NPI and shall not use, disclose, furnish or make accessible such NPI to anyone other than authorized employees and agents of that party as necessary to carry out the party’s obligations under this Agreement. Each party further agrees to establish and maintain administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the NPI. At the request of the party that owns the NPI, or in the absence of such request upon termination of this Agreement, the other party shall promptly return all NPI which has been provided to it, or dispose of such NPI in a manner agreed upon by the parties, unless the party is required to maintain such NPI under federal or state law or regulations. Each party agrees that it will immediately notify the other party if it learns of any unauthorized disclosure by it of NPI and to cooperate in any reasonable investigation the other party determines is reasonably necessary as the result of such disclosure. The parties further agree to comply with all applicable federal, state and local law pertaining to the treatment of NPI and breach of data security.

7.5   Privacy of Health Information. The parties acknowledge that as a result of this Agreement and in connection with the sale of related health insurance products, Selling Entities may have access to and receive from Pacific Life and Distributor, certain protected health information (“PHI”), as such term is defined in the Health Insurance Portability and Accountability Act of 1996, as amended, including the applicable amendments thereto enacted by Subtitle D – Privacy of the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”) and the privacy and security regulations at 45 CFR Parts 160 and 164 (collectively, “HIPAA”), regarding consumers, customers, former customers and/or their beneficiaries. The parties hereby agree to comply with the applicable requirements under HIPAA and for such purposes to be governed by a separate HIPAA Business Associate Agreement as set forth under Exhibit C.

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

8.1.   Indemnification by Pacific Life and Distributor. Pacific Life and Distributor agree to indemnify and hold harmless Selling Entities and any of their respective employees, officers, agents and directors, against any and all losses, claims, damages, or liabilities to which they may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact or any omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the Contracts filed pursuant to the 1933 Act, or any Product Prospectus included as a part thereof, as from time to time amended and supplemented, or in any Sales Material provided by Pacific Life and Distributor.

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	12

Exhibit 27. (c)(1)

8.2.   Indemnification by Selling Entities. Selling Entities agree to, jointly and severally, hold harmless and indemnify Pacific Life and Distributor and any of their respective affiliates, employees, officers, agents and directors (collectively, “Indemnified Persons”) against any and all claims, liabilities and expenses (including, without limitation, losses occasioned by any rescission of any Contract pursuant to a “free look” provision or by any return of initial purchase payment in connection with an incomplete application), including, without limitation, reasonable attorneys’ fees and expenses and any loss attributable to the investment experience under a Contract, that any Indemnified Person may incur from liabilities resulting or arising out of or based upon: (a)any untrue or alleged untrue statement other than statements contained in the registration statement, Product Prospectus or Offering Memorandum relating to any Contract; (b) any inaccurate or misleading, or allegedly inaccurate or misleading, sales material used in connection with any marketing or solicitation relating to any Contract, other than Sales Material provided by Pacific Life or Distributor; (c) any use of any sales material that either has not been specifically approved in writing by Pacific Life or Distributor or that, although previously approved in writing by Pacific Life or Distributor, has been disapproved, in writing by either of them, for further use; (d) any act or omission of a director, officer or employee of Selling Entities, including, without limitation, any failure of Selling Entities to be registered as required as a broker/dealer under the 1934 Act, or licensed in accordance with the rules of any applicable SRO or state insurance law and regulations; or (e) any act or omission of a Representative in connection with the solicitation, sale and/or servicing of a Contract, including, without limitation, failure to deliver Product Prospectus and Underlying Fund Prospectus and other required disclosures as applicable and failure to promptly deliver policies. In the event that a Representative performs or attempts to perform any unauthorized, incorrect or incomplete Transaction(s) with respect to a Contract or fails to perform as required under the terms of this Agreement, Selling Entities shall bear sole responsibility for any and all financial liability resulting from such conduct or failure.

8.3.   Errors and Omissions Insurance. Selling Entities and/or their Representatives/Producers will maintain errors and omissions insurance coverage (“E&O Insurance”) at their own expense in an amount not less than $1,000,000 per claim and providing coverage for Contracts under this Agreement. Selling Entities shall provide upon request proof of such coverage that is satisfactory to Pacific Life. Selling Entities and/or their Representatives/Producers agree to assign any proceeds received from their E&O Insurance or any other liability insurance (collectively “insurance policies”) to Pacific Life, provided that (i) Pacific Life incurs loss; and (ii) such loss is not caused by Pacific Life and (iii) such loss is due to activities covered by such insurance policies. If there is any deficiency, Selling Entities shall promptly pay Pacific Life the amount of such deficiency on demand. Selling Entities each shall indemnify and hold harmless Pacific Life from any such deficiency and from the cost of collection.

8.4.   Fidelity Bond. Broker/Dealer will maintain a blanket fidelity bond in accordance with FINRA rules. This bond shall be maintained at Broker/Dealer’s expense. Broker/Dealer shall provide Pacific Life with evidence of coverage upon request. Broker/Dealer shall notify Pacific Life in writing within ten (10) business days if the bond is cancelled or terminated. Broker/Dealer agrees to assign any proceeds received from its fidelity bond or any other liability insurance (collectively “insurance policies”) to Pacific Life to the extent of Pacific Life's loss due to activities covered by such insurance policies. If there is any deficiency, Broker/Dealer shall promptly pay Pacific Life the amount of such deficiency on demand. Broker/Dealer shall indemnify and hold harmless Pacific Life from any such deficiency and from the cost of collection.

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	13

Exhibit 27. (c)(1)

ARTICLE IX

COMPLAINTS AND INVESTIGATIONS

9.1.   Cooperation. Pacific Life, Distributor, Broker/Dealer and Agency agree to cooperate fully in any customer complaint, insurance or securities regulatory investigation or proceeding or judicial proceeding with respect to Pacific Life, Distributor, Broker/Dealer and/or Agency, their affiliates and their agents or representatives to the extent that such complaint, investigation or proceeding is in connection with the Contracts distributed under this Agreement. The parties shall cooperate fully with each other in any regulatory proceeding or judicial proceeding involving the solicitation of applications for, or the servicing of, Contracts by the Selling Entities or any of their Representatives.

9.2.   Selling Entities’ Obligations. Selling Entities shall promptly notify Pacific Life of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding against Broker/Dealer, Agency or any Representatives regarding the Contracts and/or any threatened or filed arbitration action or civil litigation against Selling Entities or any of their Representatives arising out of solicitation or servicing of the Contracts or allegations that Selling Entities or any of their Representatives violated any law, rule or regulation regarding the Contracts. Upon request, Selling Entities shall provide Pacific Life and Distributor with full details of and correspondence relating to any of the foregoing, including copies of all legal documents pertaining thereto. Any response by Selling Entities to an individual Contract Owner arising out of the conduct of business under this Agreement must be sent to Pacific Life for its approval before being sent to the Contract Owner.

9.3   Pacific Life’s Obligations. Pacific Life shall promptly notify Selling Entities of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding arising from Selling Entities’ solicitation or servicing of the Contracts. Selling Entities shall promptly investigate such complaint or allegation, take appropriate remedial measures and notify Pacific Life of same. The parties shall promptly investigate such complaints or allegations, take appropriate remedial measures, and notify the other party of same.

ARTICLE X

GENERAL PROVISIONS

10.1.   Confidentiality. Selling Entities acknowledge that information pertaining to any Pacific Life or Distributor program or service is proprietary in nature and belongs exclusively to Pacific Life or Distributor, as applicable. Selling Entities agree that they will not disclose any information concerning Pacific Life or Distributor programs or services to any person, for consideration or otherwise, unless (a) Pacific Life or Distributor has authorized such disclosure in writing, or (b) if such disclosure is expressly required by state or federal regulatory authorities and Pacific Life and Distributor have received notice, in writing, of such disclosure.

Each party acknowledges that in the course of performing this Agreement, it may learn confidential business, trade secret, proprietary or other like information concerning the other party or third parties to whom the other party has an obligation of confidentiality. Each party agrees that it will use such information only as may be necessary in the course of performing duties, receiving services or exercising rights under this Agreement, that it will not disclose such information orally or in writing to any third party without the prior written consent of the other party, and that it will take at least such precautions to protect the other party’s confidential and proprietary information as it takes to protect its own. Each party agrees that it will immediately notify the other party if it learns of any unauthorized disclosure by it of confidential information and to cooperate in any reasonable investigation the other party determines is reasonably necessary as the result of such disclosure.

10.2.   Waiver. Failure of any of the parties to insist promptly upon strict compliance with any of the obligations of any other party under this Agreement will not be deemed to constitute a waiver of the right to enforce strict compliance.

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	14

Exhibit 27. (c)(1)

10.3.   Assignment. No assignment of this Agreement or of commissions or other payments under this Agreement shall be valid without prior written consent of Pacific Life. Any purported assignment in violation of this Paragraph 10.3 is void.

10.4.   Notice. Any notice required or otherwise given pursuant to this Agreement may be given by facsimile or electronic mail (but not orally) or by mail, postage paid (including any express mail service), transmitted to the last address communicated by the receiving party to the other parties to this Agreement. The current address for mailing purposes of this Agreement shall be set forth on the signature page.

10.5.   Severability. To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner consistent with such law or regulation. The invalidity or illegality of any provisions of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

10.6.   Amendment. Pacific Life or Distributor may amend this Agreement, including any attached Exhibits or Schedules upon 10 days’ written notice to Broker/Dealer or Agency which shall be deemed received the earlier of actual receipt or 10 days after mailing or transmission. The submission of an application for the Contracts by Broker/Dealer or Agency after the date of any such amendment shall constitute such party’s agreement to such amendment. No amendment will impair the right to receive commissions as accrued with respect to Contracts issued and applications procured prior to the amendment. Additional Agencies may be added as parties to this Agreement at any time by a written amendment signed by Pacific Life, Distributor, Broker/Dealer and such additional Agencies. All Agencies which are parties to this Agreement at the time of such amendment hereby consent and agree in advance to the addition of such additional Agencies.

10.7.   Termination. This Agreement may be terminated by any party for any reason upon 10 days’ prior written notice. It may be terminated, for cause, by any party immediately. Termination of this Agreement shall not impair the right to receive commissions accrued with respect to applications procured prior to the termination except as otherwise specifically provided in the applicable Compensation Schedule.

10.8.   Survival. All representations and warranties made in or pursuant to this Agreement and the provisions of Paragraphs 3.1.7, 3.1.10, 3.3, 7.4, 8.1, 8.2, 9.1, 9.2, 9.3, 10.1 and 10.11 of this Agreement shall survive the termination of this Agreement.

10.9.   Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the conflict of law provisions thereof. Broker/Dealer and Agency consent to the jurisdiction of the courts of the State of California and to the jurisdiction of federal courts located within California.

10.10. Compliance. A combined agreement is being executed for administrative convenience in lieu of executing separate agreements. The parties agree to abide by all federal and state law, rules and regulations and SRO regulations applicable to such party in connection with the performance of its obligations under this Agreement regarding the sale of the respective Variable, RILA, and Fixed Contracts. Under no circumstances shall this Agreement, or any provision herein, be construed or inferred to subject the Fixed Contracts, or the parties thereto, to any federal or state securities regulation not otherwise applicable to said contracts or parties. State and federal law, rules and regulations currently require or may require in the future that the parties periodically obtain certain certifications from each other. The parties agree to promptly provide to each other any required certifications. In the event a party fails to provide such certification within the requested timeframe, the other party may take any necessary and appropriate action, including, but not limited to, terminating this Agreement.

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	15

Exhibit 27. (c)(1)

10.11   Trademarks. The parties acknowledge the other parties’ sole and exclusive ownership of its respective trade names, commercial symbols, trademarks and service marks, whether presently existing or later established (collectively “Marks”). The parties shall not use the other parties’ Marks in their advertising or promotional materials or otherwise without the owner’s prior written consent. All uses of any Marks shall inure exclusively to the benefit of the Mark’s owner. Each party reserves the right to terminate any consent previously given for the use of a Mark by providing the other party with written notice of such termination. In no event shall the use of a Mark continue after termination of this Agreement. The parties acknowledge that any use of the other parties’ Mark without the consent of such other party would cause the owner of such Mark irreparable injury, entitling it to obtain injunctive relief and such other remedies from the infringer as may be appropriate.

10.12.   Effect of Two Pacific Life Insurers as Parties to This Agreement. If this Agreement is executed by both Pacific Life Insurers, Selling Entities and each such Pacific Life Insurer agree that this Agreement shall be construed and interpreted as two separate and distinct agreements (a) among PLIC, Distributor and Selling Entities and (b) among PL&A, Distributor and Selling Entities. The rights, duties, obligations, and responsibilities of one Pacific Life Insurer under this Agreement are separate and distinct from the duties, obligations, and responsibilities of the other Pacific Life Insurer. All such rights, duties, obligations, and responsibilities shall exist only between Selling Entities on the one hand, and the respective Pacific Life Insurer on the other hand. No Pacific Life Insurer shall have any responsibility or liability for the actions or omissions of the other Pacific Life Insurer under this Agreement.

10.13.   Role of Distributor. Distributor does not act in the capacity of distributor for Fixed Contracts.

10.14.   Entire Agreement. This Agreement shall constitute the entire agreement among the parties and supersedes all prior agreements and understandings, whether written or verbal.

SIGNATURES ON NEXT PAGE

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	16

Exhibit 27. (c)(1)

By signing below, each of the undersigned agrees to have read and be bound by the terms and conditions of this Agreement. Each of the undersigned acknowledges receipt of a copy of this Agreement.

Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660	Pacific Life & Annuity Company 700 Newport Center Dr. Newport Beach, CA 92660

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Pacific Select Distributors, LLC. 700 Newport Center Drive Newport Beach, CA 92660

By:
Name:
Title:
Date:

Broker/Dealer:	Agency:

Address:	Address:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Agency:	Agency:
Address:	Address:

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	17

Exhibit 27. (c)(1)

EXHIBIT A

GENERAL LETTER OF RECOMMENDATION

Selling Entities certify to Pacific Life that all of the following requirements will be fulfilled in conjunction with the submission by Selling Entities of a request to appoint a Representative (“Applicant”) to solicit and sell Pacific Life products. Selling Entities will, upon request, forward proof of compliance with same to Pacific Life in a timely manner, including, but not limited to, general background check information, FINRA background information/reports, fingerprint reports, training certifications, etc.

1.	We have made a thorough and diligent inquiry and investigation relative to each Applicant’s identity, residence, business reputation, and criminal background and declare that each Applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Our inquiries and investigations were sufficient to meet the requirements of requisite state insurance regulation, federal and state securities regulation and FINRA rules. Each Applicant is trustworthy, competent, and qualified to be appointed to solicit and sell Pacific Life products, and to hold himself out in good faith to the general public. No Applicant that we designate for appointment has been convicted of any crime that would legally disqualify the Applicant from engaging in the business of life insurance, including, but not limited to, a disqualifying conviction pursuant to the Violent Crime Control and Law Enforcement Act of 1994 (18 U.S.C. 1033 et seq.).

2.	The above information in our files indicates no fact or condition which would disqualify the Applicant from being appointed by Pacific Life and all the findings of all investigative information is favorable.

3.	For each Applicant who is required to be a FINRA registered representative, we have the requisite U-4 form on file for such Applicant.

4.	We certify that all educational requirements have been met for the specific state in which each Applicant is requesting appointment, and that all such persons have fulfilled all applicable examination, education and training requirements.

5.	If the Applicant is required to submit his or her picture, signature, and securities registration in the state in which he or she is requesting appointment, we certify that those items forwarded to Pacific Life are those of the Applicant and that the securities registration and any insurance licenses are true copies of the original.

6.	We hereby warrant that the Applicant is not requesting appointment with Pacific Life in order to place insurance chiefly or solely on his or her life or property, lives or property of his or her relatives, or property or liability of his or her associates.

7.	We certify that each Applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these Applicants, to ensure they have operated with the requisite standard of care with regard to their clients.

8.	We will not permit any Applicant to transact insurance until duly licensed and appointed to do so. No Applicants will be given a contract or furnished supplies, nor will any Applicants be permitted to solicit business or act in any similar capacity, until the requested appointment is made, unless otherwise permitted under state law.

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	18

Exhibit 27. (c)(1)

9.	We certify that Selling Entities and Applicant shall have entered into a written agreement pursuant to which: (a) Applicant is authorized as a Representative of Agency and, in connection with the sale of RILA Contracts and Variable Contracts, a registered representative of Broker/Dealer; (b) Applicant agrees that his/her selling activities relating to RILA Contracts and Variable Contracts shall be under the supervision and control of Broker/Dealer and his/her selling activities relating to Fixed Contracts shall be under the supervision and control of Agency; and (c) Applicant’s right to continue to sell such Contracts is subject to his/her continued compliance with such agreement and any procedures, rules or regulations implemented by Selling Entities.

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	19

Exhibit 27. (c)(1)

EXHIBIT B

BROKER/ DEALER DIRECTION

FOR ANNUITY CONTRACT DELIVERY

Pacific Life will mail all annuity contracts to the Registered Representatives’ business address. Indicate below if your firm wants to establish a different routing option for the delivery of contracts for your clients.

1.	☐	Contract Owner

2.	☐	Broker/Dealer’s Home Office

3.	☐	Broker/Dealer Alternate Address (as noted below)

If number 1 is selected, annuity contract will be delivered to the Contract Owner. For all circumstances where contracts are delivered other than directly to the contract owner (for example, if number 2 or 3 above is selected or if the contracts are mailed to the Registered Representatives as a result of the standard default), Broker/Dealer represents warrants and covenants:

(a)	That it shall ensure that the annuity contracts will be delivered to the Contract owner within fifteen (15) business days from their receipt from Pacific Life;

(b)	That it understands that during the Free Look period, which begins when the annuity contract is delivered to the Contract owner, the Contract owner has the right to cancel the annuity contract and return it to Pacific Life for a refund. The amount of the refund may be more or less than the Investment (“Purchase Payment”), depending on the state where the client signed the application and the kind of contract purchased; and

(c)	That upon request by Pacific Life, Broker/Dealer will furnish such appropriate records as are necessary to document date of delivery of annuity contracts to Contract owners.

Selling Entities agree to, jointly and severally, hold harmless and indemnify Pacific Life and Distributor and any of their respective affiliates, officers, directors, employees, and agents (collectively, “Indemnified Persons”) from and against any and all claims, liabilities, damages, actions, charges and expenses, including, without limitation, reasonable attorneys’ fees and expenses and any losses attributable to the investment experience under an annuity contract, that any Indemnified Person may incur from liabilities resulting or arising out of any failure of Selling Entities and/or their Registered Representatives to deliver annuity contracts within the time frame specified above.

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	20

Exhibit 27. (c)(1)

EXHIBIT C

HIPAA BUSINESS ASSOCIATE AGREEMENT

1.	PREAMBLE AND DEFINITIONS.

1.1               Pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"), Pacific Life Insurance Company and Pacific Life & Annuity Company ("Covered Entity") and Selling Entities, or any of its corporate affiliates ("Business Associate"), enter into this Business Associate Agreement ("BAA") effective upon execution by a Pacific Life Insurer (“Agreement Effective Date") that addresses the HIPAA requirements with respect to "business associates," as defined under the privacy, security, breach notification, and enforcement rules at 45 C.F.R. Part 160 and Part 164 ("HIPAA Rules"). A reference in this BAA to a section in the HIPAA Rules means the section as in effect or as amended.

1.2               This BAA is intended to ensure that Business Associate will establish and implement appropriate safeguards for the Protected Health Information ("PHI") (as defined under the HIPAA Rules) that Business Associate may receive, create, maintain, use, or disclose in connection with the functions, activities, and services that Business Associate performs for Covered Entity. The functions, activities, and services that Business Associate performs for Covered Entity are defined in the Agreement (the "Underlying Agreement").

1.3               Pursuant to changes required under the Health Information Technology for Economic and Clinical Health Act of 2009 (the "HITECH Act") and under the American Recovery and Reinvestment Act of 2009 ("ARRA"), this BAA also reflects federal breach notification requirements imposed on Business Associate when "Unsecured PHI" (as defined under the HIPAA Rules) is acquired by an unauthorized party, and the expanded privacy and security provisions imposed on business associates.

1.4               Unless the context clearly indicates otherwise, the following terms in this BAA shall have the same meaning as those terms in the HIPAA Rules: Breach, Data Aggregation, Designated Record Set, Disclosure, Electronic Media, Electronic Protected Health Information (ePHI), Health Care Operations, Individual, Minimum Necessary, Notice of Privacy Practices, Required by Law, Secretary, Security Incident, Subcontractor, Unsecured PHI, and use.

1.5               A reference in this BAA to the Privacy Rule means the Privacy Rule, in conformity with the regulations at 45 C.F.R. Parts 160-164 (the "Privacy Rule") as interpreted under applicable regulations and guidance of general application published by HHS, including all amendments thereto for which compliance is required, as amended by the HITECH Act, ARRA, and the HIPAA Rules.

2.	GENERAL OBLIGATIONS OF BUSINESS ASSOCIATE.

2.1               Business Associate agrees not to use or disclose PHI, other than as permitted or required by this BAA or as Required by Law, or if such use or disclosure does not otherwise cause a Breach of Unsecured PHI.

2.2               Business Associate agrees to use appropriate safeguards and comply with Subpart C of 45 C.F.R. Part 164 with respect to ePHI, to prevent the use or disclosure of PHI other than as provided for by the BAA.

2.3               Business Associate agrees to mitigate, to the extent practicable, any harmful effect that is known to Business Associate as a result of a use or disclosure of PHI by Business Associate in violation of this BAA's requirements or that would otherwise cause a Breach of Unsecured PHI.

2.4               The Business Associate agrees to the following breach notification requirements:

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	21

Exhibit 27. (c)(1)

(a)   Business Associate agrees to report to Covered Entity any Breach of Unsecured PHI not provided for by the BAA of which it becomes aware within five (5) business days of "discovery" within the meaning of the HITECH Act. Such notice shall be made via email to CorpCompliancePrivacy@PacificLife.com and shall include the identification of each individual whose Unsecured PHI has been or is reasonably believed by Business Associate to have been, accessed, acquired, or disclosed in connection with such Breach. Business Associate also shall provide any additional information reasonably requested by Covered Entity for purposes of investigating the Breach and any other available information that Covered Entity is required to include to the individual under 45 C.F.R. § 164.404(c) at the time of notification or promptly thereafter as information becomes available. Business Associate's notification of a Breach of Unsecured PHI under this Section shall comply in all respects with each applicable provision of Section 13400 of Subtitle D (Privacy) of ARRA, the HIPAA Rules, and related guidance issued by the Secretary or the delegate of the Secretary from time to time. Covered Entity shall have sole control over the timing and method of providing notification of the Breach to the affected individual(s) or others.

2.5          Business Associate agrees, in accordance with 45 C.F.R. §§ 164.502(e)(1)(ii) and 164.308(b)(2), if applicable, to require that any Subcontractors that create, receive, maintain, or transmit PHI on behalf of the Business Associate agree to the same restrictions, conditions, and requirements that apply to the Business Associate with respect to such information.

2.6          Business Associate agrees to make available PHI in a Designated Record Set to Covered Entity or, as directed by Covered Entity, to an Individual, as necessary to satisfy Covered Entity's obligations under 45 C.F.R. § 164.524. Except as provided in this BAA, in the event Business Associate receives an access request directly from an individual, Business Associate will redirect the individual to the Covered Entity within ten (10) business days after the Business Associate’s receipt of such request.

(a)       Business Associate agrees to comply with an individual's request to restrict the disclosure of their personal PHI in a manner consistent with 45 C.F.R. § 164.522, except where such use, disclosure, or request is required or permitted under applicable law.

(b)        Business Associate agrees that when requesting, using, or disclosing PHI in accordance with 45 C.F.R. § 164.502(b)(1) that such request, use, or disclosure shall be to the minimum extent necessary, including the use of a "limited data set" as defined in 45 C.F.R. § 164.514(e)(2), to accomplish the intended purpose of such request, use, or disclosure, as interpreted under related guidance issued by the Secretary from time to time.

2.7          Business Associate agrees to make any amendments to PHI in a Designated Record Set as directed or agreed to by the Covered Entity pursuant to 45 C.F.R. § 164.526, or to take other measures as necessary to satisfy Covered Entity's obligations under 45 C.F.R. § 164.526. Except as provided in this BAA, in the event Business Associate receives an amendment request directly from an individual, Business Associate will direct the individual to the Covered Entity within ten (10) business days after the Business Associate’s receipt of such request.

2.8          Business Associate agrees to maintain and make available the information required to provide an accounting of disclosures to Covered Entity as necessary to satisfy Covered Entity's obligations under 45 C.F.R. § 164.528. Except as provided in this BAA, in the event Business Associate receives a request for an accounting of disclosure or other similar request directly from an individual, Business Associate will redirect the individual to the Covered Entity within ten (10) business days after the Business Associate’s receipt of such request.

2.9          Business Associate agrees to make its internal practices, books, and records, including policies and procedures regarding PHI, relating to the use and disclosure of PHI and Breach of any Unsecured PHI received from Covered Entity, or created or received by the Business Associate on behalf of Covered Entity, available to Covered Entity (or the Secretary) for the purpose of Covered Entity or the Secretary determining compliance with the Privacy Rule (as defined in Section 8).

PL/PL&A Standard Insurance Products Selling Agreement Revised 11-01-24	22

Exhibit 27. (c)(1)

2.10        To the extent that Business Associate is to carry out one or more of Covered Entity's obligation(s) under Subpart E of 45 C.F.R. Part 164, Business Associate agrees to comply with the requirements of Subpart E that apply to the Covered Entity in the performance of such obligation(s).

2.11        Business Associate agrees to account for the following disclosures:

(a)        Business Associate agrees to maintain and document disclosures of PHI and Breaches of Unsecured PHI and any information relating to the disclosure of PHI and Breach of Unsecured PHI in a manner as would be required for Covered Entity to respond to a request by an individual or the Secretary for an accounting of PHI disclosures and Breaches of Unsecured PHI.

(b)        Business Associate agrees to provide to Covered Entity, or to an individual at Covered Entity's request, information collected in accordance with this Section 2.11, to permit Covered Entity to respond to a request by an individual or the Secretary for an accounting of PHI disclosures and Breaches of Unsecured PHI.

(c)        Business Associate agrees to account for any disclosure of PHI used or maintained as an Electronic Health Record (as defined in Section 5) ("EHR") in a manner consistent with 45 C.F.R. § 164.528 and related guidance issued by the Secretary from time to time; provided that an individual shall have the right to receive an accounting of disclosures of EHR by the Business Associate made on behalf of the Covered Entity only during the three years prior to the date on which the accounting is requested, as would be required for Covered Entity to response to a request by an individual for an accounting of disclosures.

(d)        In the case of an EHR that the Business Associate acquired on behalf of the Covered Entity as of January 1, 2009, paragraph (c) above shall apply to disclosures with respect to PHI made by the Business Associate from such EHR on or after January 1, 2014. In the case of an EHR that the Business Associate acquires on behalf of the Covered Entity after January 1, 2009, paragraph (c) above shall apply to disclosures with respect to PHI made by the Business Associate from such EHR on or after the later of January 1, 2011, or the date that it acquires the EHR.

2.12       Business Associate agrees to comply with the "Prohibition on Sale of Electronic Health Records or Protected Health Information," as provided in Section 13405(d) of Subtitle D (Privacy) of ARRA, and the "Conditions on Certain Contacts as Part of Health Care Operations," as provided in Section 13406 of Subtitle D (Privacy) of ARRA and related guidance issued by the Secretary from time to time.

2.13       Business Associate acknowledges that, effective on the Effective Date of this BAA, it shall be liable under the civil and criminal enforcement provisions set forth at 42 U.S.C. § 1320d-5 and 1320d-6, as amended, for failure to comply with any of the use and disclosure requirements of this BAA and any guidance issued by the Secretary from time to time with respect to such use and disclosure requirements.

3.	PERMITTED USES AND DISCLOSURES BY BUSINESS ASSOCIATE.

3.1          General Uses and Disclosures. Business Associate agrees to receive, create, use, or disclose PHI only in a manner that is consistent with this BAA, the Privacy Rule, or Security Rule (as defined in Section 5), and only in connection with providing services to Covered Entity under the Underlying Agreement; provided that the use or disclosure would not violate the Privacy Rule, including 45 C.F.R. § 164.504(e), if the use or disclosure would be done by Covered Entity.

3.2          Business Associate may use or disclose PHI as Required by Law.

3.3          Business Associate shall determine the amount of protected PHI necessary for its purposes and shall limit its requests, uses, and disclosures to the minimum necessary Phi required to accomplish the intended purpose. Business Associate shall follow any minimum necessary policies and procedures provided by Covered Entity.

3.4          Business Associate may use PHI to provide data aggregation services to Covered Entity relating to Covered entity’s health care operations.

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Exhibit 27. (c)(1)

3.5          Business Associate may not use or disclose PHI in a manner that would violate Subpart E of 45 C.F.R. Part 164 if done by the Covered Entity.

3.6          All other uses and disclosures by Business Associate not authorized by this BAA are prohibited.

4.	OBLIGATIONS OF COVERED ENTITY.

4.1          Covered Entity shall:

(a)        Provide Business Associate with the Notice of Privacy Practices that Covered Entity produces in accordance with the Privacy Rule, and any changes or limitations to such notice under 45 C.F.R. § 164.520, to the extent that such changes or limitations may affect Business Associate's use or disclosure of PHI.

(b)        Notify Business Associate of any restriction on the use or disclosure of PHI that Covered Entity has agreed to or is required to comply with under 45 C.F.R. § 164.522, to the extent that such restriction may affect Business Associate's use or disclosure of PHI under this BAA.

(c)        Notify Business Associate of any changes in or revocation of permission by an individual to use or disclose PHI, if such change or revocation may affect Business Associate's permitted or required uses and disclosures of PHI under this BAA.

4.2          Covered Entity shall not request Business Associate to use or disclose PHI in any manner that would not be permissible under the Privacy and Security Rule if done by Covered Entity, except as provided under Section 3 of this BAA.

5.	COMPLIANCE WITH SECURITY RULE.

5.1          Business Associate shall comply with the HIPAA Security Rule, which shall mean the Standards for Security of Electronic Protected Health Information at 45 C.F.R. Part 160 and Subparts A and C of Part 164, as amended by ARRA and the HITECH Act. The term "Electronic Health Record" or "EHR" as used in this BAA shall mean an electronic record of health-related information on an individual that is created, gathered, managed, and consulted by authorized health care clinicians and staff.

5.2          In accordance with the Security Rule, Business Associate agrees to:

(a)        Implement the administrative safeguards set forth at 45 C.F.R. § 164.308, the physical safeguards set forth at 45 C.F.R. § 164.310, the technical safeguards set forth at 45 C.F.R. § 164.312, and the policies and procedures set forth at 45 C.F.R. § 164.316, to reasonably and appropriately protect the confidentiality, integrity, and availability of the ePHI that it creates, receives, maintains, or transmits on behalf of Covered Entity as required by the Security Rule. Business Associate acknowledges that, effective on the Effective Date of this BAA, (a) the foregoing safeguards, policies, and procedures requirements shall apply to Business Associate in the same manner that such requirements apply to Covered Entity, and (b) Business Associate shall be liable under the civil and criminal enforcement provisions set forth at 42 U.S.C. § 1320d-5 and 1320d-6, as amended from time to time, for failure to comply with the safeguards, policies, and procedures requirements and any guidance issued by the Secretary from time to time with respect to such requirements;

(b)        Require that any agent, including a Subcontractor, to whom it provides such PHI agrees to implement reasonable and appropriate safeguards to protect the PHI; and

(c)        Report to the Covered Entity any Security Incident of which it becomes aware.

6.	INDEMNIFICATION.

Business Associate shall indemnify, defend, and hold harmless the Covered Entity and Covered Entity's affiliates ("Indemnified Parties"), from and against any and all losses, expense, damage, or injury (including, without limitation, all costs and reasonable attorney's fees) that the Indemnified Parties may sustain as a result of, or arising out of (a) a breach of this BAA by Business Associate or its agents or Subcontractors, including but not limited to any unauthorized use, disclosure, or breach of

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Exhibit 27. (c)(1)

PHI, (b) Business Associate's failure to notify any and all parties required to receive notification of any Breach of Unsecured PHI pursuant to Section 2.4, or (c) any negligence or wrongful acts or omissions by Business Associate or its agents or Subcontractors, including without limitations, failure to perform Business Associate's obligations under this BAA, the Privacy Rule, or the Security Rule.

Notwithstanding the foregoing, nothing in this Section shall limit any rights that any of the Indemnified Parties may have to additional remedies under the Underlying Agreement or under applicable law for any acts or omissions of Business Associate or its agents or Subcontractors.

7.	TERM AND TERMINATION.

7.1          This BAA shall be in effect as of the Agreement Effective Date, and shall terminate on the earlier of the date that:

(a)        Either party terminates for cause as authorized under Section 7.2.

(b)        All of the PHI received from Covered Entity, or created or received by Business Associate on behalf of Covered Entity, is destroyed or returned to Covered Entity. If it is not feasible to return or destroy PHI, protections are extended in accordance with Section 7.3.

7.2          Upon either party's knowledge of material breach by the other party, the non-breaching party shall provide an opportunity for the breaching party to cure the breach or end the violation; or terminate the BAA. If the breaching party does not cure the breach or end the violation within a reasonable timeframe not to exceed ten calendar (10) days from the notification of the breach, or if a material term of the BAA has been breached and a cure is not possible, the non-breaching party may terminate this BAA and the Underlying Agreement, upon written notice to the other party.

7.3          Upon termination of this BAA for any reason, Business Associate, with respect to PHI received from Covered Entity, or created, maintained, or received by Business Associate on behalf of Covered Entity, shall:

(a)        Retain only that PHI that is necessary for Business Associate to continue its proper management and administration or to carry out its legal responsibilities.

(b)        Return to Covered Entity or, if agreed to by Covered Entity, destroy the remaining PHI that the Business Associate still maintains in any form.

(c)        Continue to use appropriate safeguards and comply with Subpart C of 45 C.F.R. Part 164 with respect to ePHI to prevent use or disclosure of the PHI, other than as provided for in this Section 7, for as long as Business Associate retains the PHI.

7.4          The obligations of Business Associate under this Section 7 shall survive the termination of this BAA.

8.	MISCELLANEOUS.

8.1          The parties agree to take such action as is necessary to amend this BAA to comply with the requirements of the Privacy Rule, the Security Rule, HIPAA, ARRA, the HITECH Act, the Consolidated Appropriations Act, 2021 (CAA-21), the HIPAA Rules, and any other applicable law.

8.2          The respective rights and obligations of Business Associate under Section 6 and Section 7 of this BAA shall survive the termination of this BAA.

8.3          This BAA shall be interpreted in the following manner:

(a)       Any ambiguity shall be resolved in favor of a meaning that permits Covered Entity to comply with the HIPAA Rules.

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Exhibit 27. (c)(1)

(b)        Any inconsistency between the BAA's provisions and the HIPAA Rules, including all amendments, as interpreted by the HHS, a court, or another regulatory agency with authority over the Parties, shall be interpreted according to the interpretation of the HHS, the court, or the regulatory agency.

(c)        Any provision of this BAA that differs from those required by the HIPAA Rules, but is nonetheless permitted by the HIPAA Rules, shall be adhered to as stated in this BAA.

8.4          This BAA constitutes the entire agreement between the parties related to the subject matter of this BAA, except to the extent that the Underlying Agreement imposes more stringent requirements related to the use and protection of PHI upon Business Associate. This BAA supersedes all prior negotiations, discussions, representations, or proposals, whether oral or written. This BAA may not be modified unless done so in writing and signed by a duly authorized representative of both parties. If any provision of this BAA, or part thereof, is found to be invalid, the remaining provisions shall remain in effect.

8.5          This BAA will be binding on the successors and assigns of the Covered Entity and the Business Associate. However, this BAA may not be assigned, in whole or in part, without the written consent of the other party. Any attempted assignment in violation of this provision shall be null and void.

8.6          This BAA may be executed in two or more counterparts, each of which shall be deemed an original.

Except to the extent preempted by federal law, this BAA shall be construed in accordance with the laws of the State of California, without giving effect to the conflict of law provisions thereof. Business Associate consents to the jurisdiction of the courts of the State of California and to the jurisdiction of federal courts located within California.

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